Exhibit 3.29

Registry Number 258985-86

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

TRIQUINT TFR, INC., AS AMENDED

Pursuant to the provisions of Section 60.447 of the Oregon Business Corporation Act, TriQuint TFR, Inc., an Oregon corporation (the “Corporation”), hereby adopts the following amendment to its Articles of Incorporation, as amended (the “Articles of Incorporation”):

1. Article 1 of the Corporation’s Articles of Incorporation is hereby amended by deleting it in its entirety and including the following in replacement thereof:

“The name of the corporation is Qorvo Oregon, Inc. (the “Corporation”).”

2. Shareholder action was required to adopt the above-described amendment, and the vote was as follows:

a)	Class or series of shares: Common Stock, $0.001 par value per share

b)	Number of shares outstanding: 100

c)	Number of votes entitled to be cast: 100

d)	Number of votes cast FOR: 100

e)	Number of votes cast AGAINST: 0

3. The foregoing amendment was adopted on March 30, 2016 and shall be effective at 12:01 a.m., Eastern Time, on May 2, 2016.

[Signature Follows on Next Page]

IN WITNESS WHEREOF, the undersigned has caused these Articles of Amendment to be signed on 3/30, 2016.

TRIQUINT TFR, INC.

By:	/s/ Steven J. Buhaly
Steven J. Buhaly, President

[Signature Page to TriQuint TFR, Inc. Articles of Amendment]